Contact:  Barbara B. Lucas
                                         Senior Vice President - Public Affairs
                                         410-716-2980

                                         Mark M. Rothleitner
                                         Vice President - Investor Relations and
                                         Treasurer
                                         410-716-3979


FOR IMMEDIATE RELEASE:  Wednesday, October 23, 2002

Subject: Black & Decker Reports Recurring  Earnings Per Share of $0.95 for Third
         Quarter of 2002, a 46% Increase Over 2001; Declares Regular Quarterly Cash Dividend

Towson, MD - The Black & Decker Corporation (NYSE: BDK) today announced that net earnings for the third quarter of 2002, excluding a $38.4 million pre-tax restructuring charge, were $77.2 million, or $0.95 per diluted share. This represents a 46% increase over diluted earnings per share of $0.65 in the third quarter of 2001 using the new accounting standard for goodwill. Including the restructuring charge ($22.3 million after tax, or $0.27 per diluted share), net earnings for the quarter were $54.9 million, or $0.68 per diluted share. The Corporation reported net earnings of $46.2 million, or $0.57 per diluted share, for the third quarter last year.

         Sales for the third quarter of 2002 were $1,085.2 million, a 4% increase over $1,039.2 million for the same period last year. Sales increased 2% excluding the effects of foreign currency translation.

         Inventory was $787 million at the end of the quarter, $91 million lower than at the end of the third quarter last year. Free cash flow was $50 million for the quarter and $168 million for the year to date, versus $8 million for the first nine months of 2001.
                                     (more)

Page Two
         The restructuring charge recorded in the quarter is part of the comprehensive restructuring plan that the Corporation announced in January 2002. Significant actions covered by this charge include closing a Kwikset facility in the United States, closing an accessories packaging facility in England, transferring certain power tool production from England to the Corporation's low-cost facility in the Czech Republic, and reducing headcount in European operations. These actions are expected to be completed in late 2003. Approximately $19 million of the charge will be in cash, primarily representing the cost of severance obligations and lease termination. Including the $99.8 million charge recorded in the fourth quarter of 2001, $138.2 million of pre-tax charges have been recorded for this restructuring plan to date. The Corporation continues to expect that the total restructuring will cost approximately $190 million before taxes and generate annual savings in excess of $100 million upon completion.

         Commenting on the third-quarter results, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "Strong profitability in our power tools and accessories segment, especially in the U.S., enabled us to deliver earnings significantly higher than the third quarter of 2001 and well above the range that we had projected in July. Despite the uncertain economy, sales increased in most of our businesses, which, coupled with higher operating margins, enabled us to exceed expectations.

         "Improved inventory management and strong free cash flow generation continued in the third quarter. Inventory remained well below the 2001 level, and we maintained high service levels to our customers. We have generated $168 million of free cash flow in the first three quarters, and the fourth quarter is historically a strong cash flow period for the Corporation.

         "We are continuing to make progress on our restructuring plan by transferring production to low-cost regions and increasing fabrication and assembly output at our new low-cost plant in the Czech Republic. In addition, manufacturing changes initiated this quarter for Kwikset and European Power Tools and Accessories are significant incremental steps in the overall plan to reduce our cost base. In total, the cost of the restructuring program and the expected savings remain on plan, and we continue to anticipate approximately $60 million of cost savings in 2003.
                                     (more)

Page Three
         "Sales in the Power Tools and Accessories segment increased 4% over the third quarter last year. This increase was primarily due to a double-digit rate of sales growth in U.S. consumer products. The consumer business benefited from new product launches and success in the mass merchant channel. The U.S. DEWALT professional division also had strong sales, matching the level of the third quarter of 2001, a period in which the business launched a large number of high-volume new products. The power tools business in the U.S. also benefited from large orders in preparation for fourth-quarter promotions.

         "In Europe, Power Tools and Accessories sales increased at a low single-digit rate, as sales growth in professional tools outweighed a decline in consumer tools. Sales increased in most European markets other than Germany. In the rest of the world, Power Tools and Accessories sales were up at a mid single-digit rate.

         "Operating profit for Power Tools and Accessories increased significantly from the third quarter last year, with strong improvement in both the U.S. and Europe. These businesses both benefited from favorable manufacturing absorption, lower warranty costs, and some net restructuring savings. Profits in the rest of the world declined from the strong third quarter last year.

         "Sales in the Hardware and Home Improvement segment were down 4% for the quarter. As we expected, the loss of shelf space for Price Pfister plumbing products at The Home Depot resulted in a significant sales decrease. This was partly offset by a double-digit rate of sales growth in Kwikset security hardware, reflecting the success of our brand and product repositioning initiative. Operating profit for Hardware and Home Improvement declined from the third quarter last year because of lower sales in both Price Pfister and the European security hardware business. Kwikset's operating profit improved significantly, due to lower selling, general and administrative expenses and higher gross margins.
                                     (more)

Page Four
         "Sales in the Fastening and Assembly Systems segment were up 4% for the quarter. Sales in the automotive sector increased in Europe and North America. Sales in the industrial sector increased in North America, but remained weak in Europe. Operating profit in this segment increased from the third quarter last year because of productivity improvement and lower material costs.

         "We are very pleased with our financial results and operating progress in the third quarter. Looking forward, we continue to expect a strong double-digit rate of earnings growth in the fourth quarter, driven by improving operating margins on low single-digit sales growth. Our forecast reflects challenges that include an uncertain economy, lower sales for Price Pfister, higher inventory levels in distribution channels, and the effects of the U.S. longshoremen's lockout at West Coast ports. Despite these challenges, we expect that our momentum in the marketplace, higher return on sales and lower interest expense will result in recurring diluted earnings per share for the fourth quarter in the $.95-to-$1.05 range. This represents an increase from our previous guidance, and an improvement of 19% to 31% from recurring diluted earnings of $.80 per share excluding goodwill amortization in 2001.

         "For the full year, we expect recurring diluted earnings per share to be in the $3.13-to-$3.23 range. Because of strong cash generation so far this year, we expect to convert over 100% of full-year net earnings to free cash flow. We expect that our year-end inventory level will be similar to 2001, reflecting additional safety stock required to implement our restructuring program.

         "Black & Decker's excellent results this year confirm that our continued investment in brands, product development, and end-user relationships during the difficult economic environment of 2001 and 2002 is paying off. As we approach the holiday season, we are introducing many innovative products, especially in the consumer and professional tool businesses. We are progressing with additional actions under our restructuring program, while maintaining world-class quality. Inventory management, free cash flow, and operating improvement through Six Sigma remain critical elements of our strategy. By combining market leadership with operating excellence, Black & Decker is in an excellent position to capitalize on the economic recovery."
                                     (more)

Page Five
         The Corporation also announced that its Board of Directors declared a quarterly cash dividend of $0.12 per share of the Corporation's outstanding common stock payable December 27, 2002, to stockholders of record at the close of business on December 13, 2002.

         The Corporation also announced that, due to the effect of lower interest rates and lower stock market valuations on the funded status of its pension plans, it expects to take a non-cash charge to stockholders' equity of approximately $350 million in the fourth quarter of 2002. The charge will have no impact on either earnings or cash flow in 2002.

         The Corporation also announced that, in order to reduce account servicing costs, it has implemented a convenient, low-cost Selling/Purchasing Program for stockholders who, as of November 4, 2002, own fewer than 100 shares of Black & Decker common stock. The program allows eligible stockholders to sell all of their shares or purchase enough additional shares to reach exactly 100 shares. Participating stockholders will receive or pay a market-based price per share. A processing fee of $0.50 per share will be charged, subject to a maximum fee of $35. Depending on when their shares are sold, selling stockholders may not be entitled to receive the dividend payable on December 27, 2002. EquiServe Co., N.A. will manage the program, which is scheduled to expire on January 10, 2003. Details of the program will be mailed on or about November 12, 2002, to eligible stockholders.

         The Corporation will hold a conference call today at 10:00 a.m., E.T., to discuss third-quarter results and the outlook for the remainder of 2002. Investors can listen to the call by visiting www.bdk.com and clicking on the icon labeled "Live Webcast." Listeners should log-in at least ten minutes prior to the beginning of the call to assure timely access. A replay of the conference call will be available at www.bdk.com through the close of business on October 30, 2002.
                                     (more)

Page Six

         This release includes forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review Black & Decker's reports filed with the Securities and Exchange Commission, including the Current Report on Form 8-K, filed October 23, 2002.

         Black & Decker is a leading global  manufacturer  and marketer of power
tools  and   accessories,   hardware   and  home   improvement   products,   and
technology-based fastening systems.
                                      # # #



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                 (Dollars in Millions Except Per Share Amounts)


                                                  Three Months Ended
                                       -----------------------------------------
                                       September 29, 2002    September 30, 2001
                                       -------------------   -------------------

SALES                                  $          1,085.2    $          1,039.2
     Cost of goods sold                             704.5                 696.4
     Selling, general, and
       administrative expenses                      259.0                 253.8
     Restructuring and exit costs                    38.4                     -
                                       -------------------   -------------------
OPERATING INCOME                                     83.3                  89.0
     Interest expense (net of
       interest income)                              14.2                  20.4
     Other expense                                    1.7                   2.7
                                       -------------------   -------------------
EARNINGS BEFORE INCOME TAXES                         67.4                  65.9
     Income taxes                                    12.5                  19.7
                                       -------------------   -------------------
NET EARNINGS                           $             54.9    $             46.2
                                       ===================   ===================



NET EARNINGS PER COMMON SHARE
     - BASIC                           $              .68    $              .57
                                       ===================   ===================

Shares Used in Computing Basic
     Earnings Per Share (in Millions)                80.5                  80.8
                                       ===================   ===================



NET EARNINGS PER COMMON SHARE
     - ASSUMING DILUTION               $              .68    $              .57
                                       ===================   ===================

Shares Used in Computing Diluted
     Earnings Per Share (in Millions)                80.9                  81.0
                                       ===================   ===================



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                 (Dollars in Millions Except Per Share Amounts)


                                                  Nine Months Ended
                                       -----------------------------------------
                                       September 29, 2002    September 30, 2001
                                       -------------------   -------------------

SALES                                  $          3,162.2    $          3,050.9
     Cost of goods sold                           2,096.1               2,043.0
     Selling, general, and
       administrative expenses                      774.7                 762.3
     Restructuring and exit costs                    38.4                     -
                                       -------------------   -------------------
OPERATING INCOME                                    253.0                 245.6
     Interest expense (net of
       interest income)                              44.8                  65.5
     Other expense                                    5.1                   7.3
                                       -------------------   -------------------
EARNINGS BEFORE INCOME TAXES                        203.1                 172.8
     Income taxes                                    49.1                  51.8
                                       -------------------   -------------------
NET EARNINGS                           $            154.0    $            121.0
                                       ===================   ===================



NET EARNINGS PER COMMON SHARE
     - BASIC                           $             1.92    $             1.49
                                       ===================   ===================

Shares Used in Computing Basic
     Earnings Per Share (in Millions)                80.4                  81.0
                                       ===================   ===================



NET EARNINGS PER COMMON SHARE
     - ASSUMING DILUTION               $             1.90    $             1.49
                                       ===================   ===================

Shares Used in Computing Diluted
     Earnings Per Share (in Millions)                80.9                  81.4
                                       ===================   ===================



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              (Millions of Dollars)



                                       September 29, 2002     December 31, 2001
                                       -------------------   -------------------

ASSETS
Cash and cash equivalents              $            374.1    $            244.5
Trade receivables                                   824.0                 708.6
Inventories                                         787.3                 712.2
Other current assets                                200.5                 227.0
                                       -------------------   -------------------
       TOTAL CURRENT ASSETS                       2,185.9               1,892.3
                                       -------------------   -------------------

PROPERTY, PLANT, AND EQUIPMENT                      658.1                 687.5
GOODWILL                                            726.5                 710.4
OTHER ASSETS                                        778.8                 724.0
                                       -------------------   -------------------
                                       $          4,349.3    $          4,014.2
                                       ===================   ===================

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                  $              7.8    $             12.3
Current maturities of long-term debt                310.7                  33.7
Trade accounts payable                              418.0                 312.7
Other accrued liabilities                           762.3                 711.9
                                       -------------------   -------------------
       TOTAL CURRENT LIABILITIES                  1,498.8               1,070.6
                                       -------------------   -------------------

LONG-TERM DEBT                                      927.0               1,191.4
DEFERRED INCOME TAXES                               257.5                 261.1
POSTRETIREMENT BENEFITS                             233.8                 238.0
OTHER LONG-TERM LIABILITIES                         513.6                 502.1
STOCKHOLDERS' EQUITY                                918.6                 751.0
                                       -------------------   -------------------
                                       $          4,349.3    $          4,014.2
                                       ===================   ===================



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS
                              (Millions of Dollars)

                                                    Reportable Business Segments
                                         ----------------------------------------------
                                               Power     Hardware   Fastening               Currency      Corporate,
                                             Tools &       & Home  & Assembly            Translation    Adjustments,
Three Months Ended September 29, 2002    Accessories  Improvement     Systems     Total  Adjustments  & Eliminations  Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $  767.6       $177.6      $123.4  $1,068.6        $16.6          $    -      $1,085.2
Segment profit (loss) (for Consoli-
    dated, operating income before
    restructuring and exit costs)              105.6         10.5        18.5     134.6          1.4           (14.3)        121.7
Depreciation and amortization                   19.7          7.3         3.5      30.5           .5              .1          31.1
Capital expenditures                            16.3          2.4         1.6      20.3           .6              .4          21.3

Three Months Ended September 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $  741.2       $185.2      $118.1  $1,044.5        $(5.3)         $    -      $1,039.2
Segment profit (loss) (for Consoli-
    dated, operating income)                    77.9         16.1        14.5     108.5           .1           (19.6)         89.0
Depreciation and amortization                   20.2          8.0         4.0      32.2          (.1)            6.3          38.4
Capital expenditures                            20.1          7.3         3.6      31.0            -               -          31.0


Nine Months Ended September 29, 2002
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $2,209.9       $571.0      $376.2  $3,157.1        $ 5.1          $    -      $3,162.2
Segment profit (loss) (for Consoli-
    dated, operating income before
    restructuring and exit costs)              237.9         32.6        52.8     323.3           .8           (32.7)        291.4
Depreciation and amortization                   59.2         24.7        10.5      94.4           .4             1.1          95.9
Capital expenditures                            51.4          8.5         8.9      68.8           .7              .7          70.2

Nine Months Ended September 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $2,121.5       $569.9      $362.1  $3,053.5        $(2.6)         $    -      $3,050.9
Segment profit (loss) (for Consoli-
    dated, operating income)                   167.5         42.0        53.8     263.3           .7           (18.4)        245.6
Depreciation and amortization                   64.8         26.8        11.4     103.0           .4            19.4         122.8
Capital expenditures                            64.6         24.9         9.7      99.2           .5              .7         100.4



   The reconciliation of segment profit to the Corporation's earnings before income taxes for each period, in millions of dollars, is as follows:

                                                   Three Months Ended                Nine Months Ended
------------------------------------------------------------------------------------------------------------
                                            September 29,   September 30,    September 29,    September 30,
                                                     2002            2001             2002             2001
------------------------------------------------------------------------------------------------------------
Segment profit for total reportable
     business segments                             $134.6          $108.5           $323.3           $263.3

Items excluded from segment profit:

     Adjustment of budgeted foreign
       exchange rates to actual rates                 1.4              .1               .8               .7

     Depreciation of Corporate property
       and, for 2001, amortization of
       certain goodwill                               (.1)           (6.3)            (1.1)           (19.4)

     Adjustment to businesses' post-
       retirement benefit expenses
       booked in consolidation                        9.3             9.4             28.3             30.3

     Other adjustments booked in
       consolidation directly related to
       reportable business segments                  (2.1)           (8.2)            (3.6)            (2.9)

Amounts allocated to businesses in arriving
     at segment profit in excess of (less
     than) Corporate center operating
     expenses, eliminations, and other
     amounts identified above                       (21.4)          (14.5)           (56.3)           (26.4)
------------------------------------------------------------------------------------------------------------
Operating income before restructuring
     and exit costs                                 121.7            89.0            291.4            245.6

Restructuring and exit costs                         38.4               -             38.4                -
------------------------------------------------------------------------------------------------------------
     Operating income                                83.3            89.0            253.0            245.6

Interest expense, net of interest income             14.2            20.4             44.8             65.5

Other expense                                         1.7             2.7              5.1              7.3
------------------------------------------------------------------------------------------------------------
     Earnings before income taxes                  $ 67.4          $ 65.9           $203.1           $172.8
============================================================================================================


Basis of Presentation:
         The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and electric lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of household products. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). It also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the
United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.
         The Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit. In general, segments follow the same accounting policies as those described in Note 1 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment's operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. The amounts included in the preceding tables under the captions "Reportable Business Segments" and "Corporate, Adjustments, & Eliminations" are reflected at the Corporation's budgeted exchange rates for 2002. The amounts included in the preceding tables under the caption "Currency Translation Adjustments" represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.
         Segment profit excludes interest income and expense, non-operating income and expense, goodwill amortization (except for the amortization of goodwill associated with certain acquisitions made by the Power Tools and Accessories and Fastening and Assembly Systems segments), adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes restructuring and exit costs. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of sales by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.